EXHIBIT 5

               LEGAL OPINION OF LUSE GORMAN POMERENK & SCHICK,
                          A PROFESSIONAL CORPORATION
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                [LETTERHEAD OF LUSE GORMAN POMERENK & SCHICK]


January 31, 2003

The Board of Directors
Pocahontas Bancorp, Inc.
1700 E. Highland
Jonesboro, Arkansas 72401

            Re:   Pocahontas Bancorp, Inc.
                  Common Stock, Par Value $.01 Per Share

Gentlemen:

      You have requested the opinion of this firm as to certain matters in connection with the issuance of common stock, par value $.01 per share ("Common Stock"), of Pocahontas Bancorp, Inc. (the "Company"), in connection with the Agreement and Plan of Merger, dated as of November 27, 2002, between the Company and Marked Tree Bancshares, Inc. ("Marked Tree Bancshares") providing for the merger of Marked Tree Bancshares with and into the Company, with the Company as the surviving entity (the "Merger"). Pursuant to the Merger, stockholders of Marked Tree Bancshares will receive shares of Common Stock of the Company in exchange for their shares of Marked Tree Bancshares Common Stock, as set forth in the Merger Agreement. We have reviewed the Company's Certificate of Incorporation and the Registration Statement on Form S-4 ("Form S-4"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

      We are of the opinion that following the declaration of effectiveness of the Form S-4, the receipt of approvals of Marked Tree Bancshares' stockholders and the regulatory authorities, and the satisfaction or waiver of all conditions precedent to the consummation of the Merger set forth in the Merger Agreement, the Common Stock, when issued in accordance with the Merger Agreement, will be legally issued, fully paid and non-assessable.

      This opinion has been prepared solely for the use of the Company in connection with the Form S-4, and should not be used for any other purpose nor relied upon by any other person (except for the Securities and Exchange Commission in connection with its processing of the Form S-4), without the prior written consent of this firm. We hereby consent to our firm being referenced under the caption "Legal Matters" in the Form S-4.

                              Very truly yours,

                              /s/ Luse Gorman Pomerenk & Schick, P.C.

                              LUSE GORMAN POMERENK & SCHICK
                              A PROFESSIONAL CORPORATION